EXHIBIT 10.1

WAIVER and AMENDMENT, dated as of February 14, 2007 (this “Waiver”), executed in connection with the FINANCING AGREEMENT, dated as of June 8, 2005 (as the same has heretofore been amended and may hereafter be amended, restated, modified or supplemented from time to time, the “Financing Agreement”), among MTM TECHNOLOGIES, INC., a New York corporation (“Parent”), each of its subsidiaries that is a party thereto (each of Parent and each such subsidiary, a “Company” and collectively the “Companies”), and any other entity that becomes a party thereto as a borrower and THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation (“CIT”), and any other entity becoming a Lender (collectively, the “Lenders” and each individually as a “Lender”), and CIT, as Agent for the Lenders (the “Agent”). Terms which are capitalized in this Waiver and not otherwise defined shall have the meanings ascribed to such terms in the Financing Agreement.

WHEREAS, the Companies have requested that the Lenders (i) waive as Events of Default the violation by the Companies of the Consolidated Fixed Charge Coverage Ratio and the Consolidated Senior Leverage Ratio requirements for the period of four consecutive fiscal quarters ending on or about December 31, 2006, and (ii) waive the breach by the Companies of any representations and warranties set forth in the Financing Agreement or any other Loan Documents to which they are a party solely as a result of the foregoing, and the Lenders have agreed to the foregoing requests, on the terms and subject to satisfaction of the conditions contained in this Waiver;

WHEREAS, the Lenders have requested that the Companies agree to modify certain terms of the Financing Agreement, and the Companies have agreed to the foregoing request, on the terms and subject to the satisfaction of the conditions contained in this Waiver;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section One.    Amendment. Effective as of the date hereof, upon the satisfaction of the conditions precedent set forth in Section Four hereof, the Financing Agreement is hereby amended as follows:

(a) Section 1.1. Defined Terms. Section 1.1 of the Financing Agreement is amended by adding the new defined term Consolidated Liquidity, in the appropriate alphabetical order, and the definition thereof, as follows:

“Consolidated Liquidity shall mean, as of any date of determination, the sum of (x) all cash and cash equivalents on the Consolidated Balance Sheet, calculated after giving effect to all checks, drafts and other negotiable instruments issued by and drawn on a bank account of any Company, which checks, drafts and other negotiable instruments have not been presented for payment as of the opening of business on such date of determination, but not including cash reserved for accrued payroll obligations, plus (y) the amount of Net Availability.”

(b) Section 7.2(h). Financial Reporting. Section 7.2(h) of the Financing Agreement is amended by adding new clause (v) thereto, as follows:

“(v) on a weekly basis, a financial report, in form and substance reasonably satisfactory to the Agent, which report shall indicate the amount of Consolidated Liquidity as of the last day of the previous week, together with a calculation thereof, in reasonable detail.”

(c) Section 7.3. Financial Covenants. Section 7.3 of the Financing Agreement is amended by adding new subsection (d) thereto, as follows:

“(d) Consolidated Liquidity. To cause the Parent to have Consolidated Liquidity of not less than $2,500,000 at all times through and including March 31, 2007, and Consolidated Liquidity of not less than $3,000,000 at all times thereafter.”

Section Two.    Waivers. The Companies have advised the Lenders that Parent has (i) failed to maintain a Consolidated Senior Leverage Ratio for the period of four consecutive fiscal quarters ending on or about December 31, 2006 of not greater than 4.00 to 1.00, in violation of Section 7.3(a) of the Financing Agreement, and (ii) failed to maintain a Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ending on or about December 31, 2006 of not less than 1.00 to 1.00, in violation of Section 7.3(b) of the Financing Agreement. Each such violation constitutes an Event of Default under Section 10.1(e) of the Financing Agreement (such Events of Default, collectively, the “Financial Covenant Defaults”). Effective as of the date hereof, upon the satisfaction of the conditions precedent set forth in Section Four hereof, and subject to the satisfaction of the conditions subsequent set forth in Section Five hereof, the Lenders hereby waive the Financial Covenant Defaults and any breach by the Companies of any representations and warranties set forth in the Financing Agreement or any other Loan Document to which they are a party solely as a result of the foregoing (each such breach, together with the Financial Covenant Defaults, the “Designated Defaults”) as Events of Default; provided, however, nothing contained herein shall constitute a waiver by the Lenders of any other Event of Default, whether or not they have any knowledge thereof, nor shall anything contained herein constitute a waiver of any future Event of Default whatsoever. Henceforth, the Lenders shall require strict compliance by the Companies with all of the terms and provisions contained in the Financing Agreement.

Section Three.    Representations and Warranties. To induce the Lenders to enter into this Waiver, each Company hereby warrants and represents to the Lenders as follows:

(a)  all of the representations and warranties contained in the Financing Agreement and each other Loan Document to which such Company is a party continue to be true and correct in all material respects as of the date hereof, as if repeated as of the date hereof, except (i) with respect to the absence of the occurrence and continuation of any Event of Default, as to which the Lenders acknowledge the occurrence of the Designated Defaults, and (ii) to the extent of changes resulting from transactions expressly permitted by the Financing Agreement, this Waiver or any of the other Loan Documents, or to the extent that such representations and warranties are expressly made only as of an earlier date;

(b)  the execution, delivery and performance of this Waiver by such Company is within its corporate powers, has been duly authorized by all necessary corporate action, and such Company has received all necessary consents and approvals, if any are required, for the execution and delivery of this Waiver;

(c)  upon the execution of this Waiver, this Waiver shall constitute the legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity; and

(d)  neither the execution and delivery of this Waiver, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation applicable to any Company, (ii) cause a violation by any Company of any order or decree of any court or government instrumentality applicable to it, (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which any Company is a party or by which it may be bound, (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of any Company, except in favor of the Lenders, to secure the Obligations, (v) violate any provision of the Certificate of Incorporation, By-Laws or any capital stock provisions of any Company, or (vi) be reasonably likely to have a Material Adverse Effect.

Section Four.    Conditions Precedent. This Waiver shall become effective upon the satisfaction of the following conditions precedent:

(a)  the Agent shall have received an original of this Waiver, duly executed by all of the parties hereto other than CIT;

(b)  the Agent shall have received and reviewed to its satisfaction a copy of the fully executed waiver of Textron of all events of default existing under the Textron Loan Agreement;

(c)  the Agent shall have received and reviewed to its satisfaction a copy of the fully executed waiver of Columbia Partners, L.L.C. Investment Management and National Electrical Benefit Fund (collectively, the “Columbia Lenders”) of all events of default existing under that certain Credit Agreement dated as of November 23, 2005, by and among the Columbia Lenders, on the one hand, and Parent, together with each of its subsidiaries that is a party thereto, on the other hand;

(d)  the Agent shall have received a duly executed original of that certain letter agreement, dated as of the date hereof, among the Agent and the Companies (the “Letter Agreement”);

(e)  the Agent shall have received a non-refundable fee in the amount of $20,000 (the “Fee”), for the pro rata benefit of the Lenders, which shall be fully earned on the date hereof. The Companies authorize Agent to charge their loan account with the amount of the Fee; and

(f)  except for the Designated Defaults, no Default or Event of Default, and no event or development which has had or is reasonably likely to have a Material Adverse Effect, shall have occurred or be continuing on the date hereof.

Section Five.    Conditions Subsequent. The waiver of the Designated Defaults contained in Section Two hereof shall remain effective provided the Companies satisfy the conditions subsequent set forth in the Letter Agreement on or before the respective dates set forth therein. Upon the Companies’ failure to satisfy on a timely basis any of the conditions subsequent set forth in the Letter Agreement, the waiver of the Designated Defaults contained in Section Two hereof shall be null and void, and each Designated Default shall immediately be deemed to constitute a continuing Event of Default, notwithstanding anything to the contrary contained herein.

Section Six.    General Provsions.

(a)  Except as herein expressly amended, the Financing Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

(b)  This Waiver embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.

(c)  This Waiver, and matters relating hereto and arising herefore, shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law principals thereof.

(d)  This Waiver may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties to this Waiver have signed below to indicate their agreement with the foregoing and their intent to be bound thereby.

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender and as the Agent

By:	/s/ Andrew Hausspiegel
Name: Andrew Hausspiegel Title: Vice President

MTM TECHNOLOGIES, INC., for itself and as Borrowing Agent, and as successor by merger with each of MTM Technologies (California), Inc., and MTM Technologies (Texas), Inc.

By:	/s/ J.W. Braukman III
Name: J.W. Braukman III Title: Senior Vice President and Chief Financial Officer

MTM TECHNOLOGIES (US), INC.

By:	By: /s/ J.W. Braukman III
Name: J.W. Braukman III
Title: Senior Vice President and Chief Financial Officer

INFO SYSTEMS, INC.

By:	/s/ J.W. Braukman III
Name: J.W. Braukman III
Title: Senior Vice President and Chief Financial Officer

MTM TECHNOLOGIES (MASSACHUSETTS), LLC

By:	/s/ J.W. Braukman III
Name: J.W. Braukman III
Title: Senior Vice President and Chief Financial Officer

Signature Page to Waiver and Amendment (February 2007)